CUSIP No. 66704V 10 1                                         Page 1 of 10 Pages


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ---------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b),(c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                                (Amendment No. )1

                          Northstar Neuroscience, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 par value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   66704V 10 1
-------------------------------------------------------------------------------

                                   May 4, 2006
-------------------------------------------------------------------------------

              Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is Filed:

         [   ] Rule 13d-1(b)
         [   ] Rule 13d-1(c)
         [ X ] Rule 13d-1(d)




-----------------------

         1The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page. The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.


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CUSIP No. 66704V 10 1                                         Page 2 of 10 Pages

-------------------------------------------------------------------------------
1)   Name of Reporting Person                         Domain Partners
     I.R.S. Identification                            IV, L.P.
     No. of Above Person
     (Entities Only)
-------------------------------------------------------------------------------
2)   Check the Appropriate Box                        (a) [X]
     if a Member of a Group                           (b) [ ]
-------------------------------------------------------------------------------

3)   SEC Use Only
-------------------------------------------------------------------------------

4)   Citizenship or Place                             Delaware
     of Organization
-------------------------------------------------------------------------------
Number of                     5)   Sole Voting        1,379,000 shares
Shares Beneficially                Power              of Common Stock
Owned by Each
Reporting Person
With
                              -------------------------------------------------
                              6)   Shared Voting
                                   Power              -0-
                              -------------------------------------------------
                              7)   Sole Disposi-      1,379,000 shares
                                   tive Power         of Common Stock
                              -------------------------------------------------
                              8)   Shared Dis-
                                   positive Power     -0-
                              -------------------------------------------------

9)   Aggregate Amount Beneficially                    1,379,000 shares
     Owned by Each Reporting person                   of Common Stock
-------------------------------------------------------------------------------

10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
-------------------------------------------------------------------------------
11)  Percent of Class
     Represented by                                   5.4%
     Amount in Row (9)
-------------------------------------------------------------------------------
12)  Type of Reporting
     Person                                           PN


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CUSIP No. 66704V 10 1                                         Page 3 of 10 Pages

-------------------------------------------------------------------------------
1)   Name of Reporting Person                         DP IV Associates
     I.R.S. Identification                            L.P.
     No. of Above Person
     (Entities Only)
-------------------------------------------------------------------------------
2)   Check the Appropriate Box                        (a) [X]
     if a Member of a Group                           (b) [ ]
-------------------------------------------------------------------------------

3)   SEC Use Only
-------------------------------------------------------------------------------

4)   Citizenship or Place                             Delaware
     of Organization
-------------------------------------------------------------------------------
Number of                     5)   Sole Voting        25,056 shares
Shares Beneficially                Power              of Common Stock
Owned by Each
Reporting Person
With
                              -------------------------------------------------
                              6)   Shared Voting
                                   Power              -0-
                              -------------------------------------------------
                              7)   Sole Disposi-      25,056 shares
                                   tive Power         of Common Stock
                              -------------------------------------------------
                              8)   Shared Dis-
                                   positive Power     -0-
                              -------------------------------------------------

9)   Aggregate Amount Beneficially                    25,056 shares
     Owned by Each Reporting person                   of Common Stock
-------------------------------------------------------------------------------

10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
-------------------------------------------------------------------------------
11)  Percent of Class
     Represented by                                   0.1%
     Amount in Row (9)
-------------------------------------------------------------------------------
12)  Type of Reporting
     Person                                           PN

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CUSIP No. 66704V 10 1                                         Page 4 of 10 Pages

-------------------------------------------------------------------------------
1)   Name of Reporting Person                         Domain Associates,
     I.R.S. Identification                            L.L.C.
     No. of Above Person
     (Entities Only)
-------------------------------------------------------------------------------
2)   Check the Appropriate Box                        (a) [X]
     if a Member of a Group                           (b) [ ]
-------------------------------------------------------------------------------

3)   SEC Use Only
-------------------------------------------------------------------------------

4)   Citizenship or Place                             Delaware
     of Organization
-------------------------------------------------------------------------------
Number of                     5)   Sole Voting        3,333 shares
Shares Beneficially                Power              of Common Stock
Owned by Each
Reporting Person
With
                              -------------------------------------------------
                              6)   Shared Voting
                                   Power              -0-
                              -------------------------------------------------
                              7)   Sole Disposi-      3,333 shares
                                   tive Power         of Common Stock
                              -------------------------------------------------
                              8)   Shared Dis-
                                   positive Power     -0-
                              -------------------------------------------------

9)   Aggregate Amount Beneficially                    3,333 shares
     Owned by Each Reporting person                   of Common Stock
-------------------------------------------------------------------------------

10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
-------------------------------------------------------------------------------
11)  Percent of Class
     Represented by                                   less than 0.1%
     Amount in Row (9)
-------------------------------------------------------------------------------
12)  Type of Reporting
     Person                                           OO

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CUSIP No. 66704V 10 1                                         Page 5 of 10 Pages


                                  SCHEDULE 13G

Item 1(a)     -   Name of Issuer:  Northstar Neuroscience, Inc.

Item 1(b)     -   Address of Issuer's Principal Executive Offices:

                  2401 Fourth Avenue, Suite 300
                  Seattle, WA  98121

Item 2(a)     -   Name of Person Filing:

                  This statement is being filed by Domain Partners IV, L.P., a Delaware limited partnership ("Domain IV"), DP IV Associates, L.P., a Delaware limited partnership ("DP IV A"), and Domain Associates, L.L.C., a Delaware limited liability company (collectively, the "Reporting Persons").

Item 2(b)     -   Address of Principal Business Office:

                  One Palmer Square
                  Princeton, NJ  08542

Item 2(c)     -   Place of Organization:

                  Domain IV:  Delaware
                  DP IV A:  Delaware
                  DA:  Delaware

Item 2(d)     -   Title of Class of Securities:

                  Common Stock, $.001 par value

Item 2(e)     -   CUSIP Number:  66704V 10 1

Item 3        -   Statements Filed Pursuant to Rules 13d-1(b) or 13d-2(b):

                  Not applicable.

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CUSIP No. 66704V 10 1                                         Page 6 of 10 Pages


Item 4   -        Ownership.

                  (a) Amount Beneficially Owned:

                  Domain IV:  1,379,000 shares of Common Stock
                  DP IV A:  25,056 shares of Common Stock
                  DA:  3,333 shares of Common Stock

                  (b) Percent of Class:

                  Domain IV:  5.4%
                  DP IV A: 0.1%
                  DA: less than 0.1%

                  (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote:

                  Domain IV:  1,379,000 shares of Common Stock
                  DP IV A:  25,056 shares of Common Stock
                  DA:  3,333 shares of Common Stock

                  (ii) shared power to vote or to direct the vote: -0-

                  (iii) sole power to dispose or to direct the disposition of:

                  Domain IV:  1,379,000 shares of Common Stock
                  DP IV A:  25,056 shares of Common Stock
                  DA:  3,333 shares of Common Stock

                  (iv) shared power to dispose or to direct the disposition of:

Item 5        -   Ownership of Five Percent or Less of a Class:

                  Not applicable.

Item 6        -   Ownership of More than Five Percent on Behalf of Another
                  Person:

                  Not applicable.

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CUSIP No. 66704V 10 1                                         Page 7 of 10 Pages


Item 7        -   Identification and Classification of the Subsidiary Which
                  Acquired the Security Being Reported on by the Parent Company:

                  Not applicable.

Item 8        -   Identification and Classification of Members of the Group:

                  See Exhibit 2.

Item 9        -   Notice of Dissolution of Group:

                  Not applicable.

Item 10  -        Certification:

                  Not applicable.

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CUSIP No. 66704V 10 1                                         Page 8 of 10 Pages

Signature:

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    DOMAIN PARTNERS IV, L.P.
                                    By:  One Palmer Square Associates
                                    IV, L.L.C., General Partner

                                    By  /s/  Kathleen K. Schoemaker
                                      -------------------------------
                                            Managing Member

                                    DP IV ASSOCIATES, L.P.
                                    By:  One Palmer Square Associates
                                    IV, L.L.C., General Partner

                                    By  /s/ Kathleen K. Schoemaker
                                      -------------------------------
                                            Managing Member


                                    DOMAIN ASSOCIATES, L.L.C.


                                    By  /s/  Kathleen K. Schoemaker
                                      -------------------------------
                                            Managing Member



Date:  February 6, 2007

CUSIP No. 66704V 10 1                                         Page 9 of 10 Pages

                                  AGREEMENT OF
                            DOMAIN PARTNERS IV, L.P.,
                             DP IV ASSOCIATES, L.P.
                                       AND
                            DOMAIN ASSOCIATES, L.L.C.
                            PURSUANT TO RULE 13d-1(f)

                  The undersigned hereby agree that the Information Statement on
Schedule 13G to which this Agreement is annexed as Exhibit 1 is filed on behalf of each of them in accordance with provisions of 13d-1(f) under the Securities Exchange Act of 1934, as amended.

                                    DOMAIN PARTNERS IV, L.P.
                                    By:  One Palmer Square Associates
                                    IV, L.L.C., General Partner

                                    By  /s/  Kathleen K. Schoemaker
                                      -------------------------------
                                            Managing Member

                                    DP IV ASSOCIATES, L.P.
                                    By:  One Palmer Square Associates
                                    IV, L.L.C., General Partner

                                    By  /s/ Kathleen K. Schoemaker
                                      -------------------------------
                                            Managing Member


                                    DOMAIN ASSOCIATES, L.L.C.


                                    By  /s/  Kathleen K. Schoemaker
                                      -------------------------------
                                            Managing Member


Date:  February 6, 2007

CUSIP No. 66704V 10 1                                        Page 10 of 10 Pages

                                                                       EXHIBIT 2

                        Identification and Classification
                             of Members of the Group
                             -----------------------


               Domain Partners IV, L.P., DP IV Associates, L.P. and Domain Associates, L.L.C. are filing this statement on Schedule 13G as a group.

               Domain Partners IV, L.P. is a Delaware limited partnership. Its sole general partner is One Palmer Square Associates IV, L.L.C., a Delaware limited liability company.

               DP IV Associates, L.P. is a Delaware limited partnership. Its sole general partner is One Palmer Square Associates IV, L.L.C., a Delaware limited liability company.

               Domain Associates, L.L.C. is a Delaware limited liability company.